Exhibit 10.6

COMPENSATION AGREEMENT

This Compensation Agreement is made to be effective from July 26, 2018, by and between Barry Lasker (“Director”) and Royale Energy, Inc. ("Royale") (together, Director and Royale are each a "Party" and collectively, the "Parties"), who agree as follows:

1.     In compensation for management services rendered to Royale, Royale agrees to pay Director the sum of Seven Thousand Five Hundred Dollars ($7,500.00) per quarter. In addition, Royale agrees to pay Director the sum of One Thousand Dollars ($1,000.00) per quarter for each quarter in which he serves as chair of a committee of the board of directors. Such compensation shall be paid according to Royale’s standard policies on compensation of employees, dates of payment, withholding, employment status, etc.

2.     Director may, in his sole discretion, elect to receive all or any part of his compensation to be paid pursuant to this Agreement in shares of common stock issued by Royale (the “Shares”). In order to receive compensation payments in Shares, Director must notify the Company of the payment to be made in Shares, either as a dollar amount or as a percentage of the compensation to be paid for the period covered by the notice, using the form attached at the end of this Agreement. The form must be received at least two business days prior to the date on which the payment is expected to be made.

3.     The number of Shares to be delivered to Director as compensation for any payment period shall be determined by dividing the dollar amount of compensation for which the Director has elected to be paid in Shares by the closing price per share of the Company’s common stock on the OTC Markets quotation system (or, if the Company’s common stock becomes listed for trading, on the NASDAQ Stock Market, the closing price per share of the Company’s common stock on the NASDAQ Stock Market) the day immediately preceding the payment date or in the case of deferred compensation, the notice date.

4.     The amount to be paid to Director in Shares for any pay period may not exceed the gross amount of compensation due minus any amounts to be withheld by the Company pursuant to its standard practices for withholding taxes and other payments from compensation paid to employees and directors.

5.     This Agreement will terminate on the earlier of July 31, 2019, or the date on which Director’s service on Royale’s board of directors ceases for any reason.

6.     Director may, at his election, receive the shares either in certificated form or by DWAC transfer to a securities account designated by him. The Company will use its commercially reasonable best efforts to promptly instruct the Company’s transfer agent on the issuance and delivery of the shares as instructed by the Director.

7.     Royale will file a registration statement on Form S-8 (or, if Form S-8 is unavailable to register the Shares, the form which is most appropriate for registration of such

Shares) with the U.S. Securities and Exchange Commission (the "SEC") to register the Shares under the Securities Act of 1933.

8.     The Parties agree that the services for which Director is being compensated were not rendered in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for Royale's securities.

9.     This Agreement is entered in the State of California, and it shall be construed and interpreted in accordance with the laws of the State of California. The exclusive venue of any suit, claim or action arising under this Agreement shall lie exclusively with Superior Courts of San Diego County, California.

10.     This Agreement may be executed in multiple counterparts which shall be construed together as one document.

11.     Should any provision of this Agreement be declared or determined to be invalid or illegal, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.     The signatures hereto warrant that they have authority to bind the Party for whom they act.

13.     This Agreement was approved by the Board of Directors of Royale Energy, Inc., on October 10, 2018.

In witness whereof, the Parties have executed this Agreement to be effective from July 26, 2018.

Royale Energy, Inc. /s/ Stephen M. Hosmer		Barry Lasker, Director /s/ Barry Lasker
Name:	Stephen M. Hosmer
Title:	Chief Financial Officer

DELIVERY OF COMPENSATION IN SHARES

Date
Director’s Name

Pay Period Ending

Amount (expressed as one of the following):
Amount in dollars	$
Percentage of total compensation due	%

I authorize and direct Royale Energy to pay the above amount of compensation due to me in shares of common stock issued by Royale Energy as stated above (the “Shares”) as provided in my compensation agreement with the Company. I will cooperate with the Company providing for transfer and delivery of the shares and provision of any information and execution of any documents necessary for the transfer of the Shares and registration of the Shares with the Securities and Exchange Commission under the Securities Act of 1933.

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